EXHIBIT 10.1

CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT (the “Agreement”), effective July 12, 2020, is made by and between The GEO Group, Inc. (hereinafter “GEO”, which includes any and all GEO subsidiaries), with a principal place of business at 4955 Technology Way, Boca Raton, Florida 33431, and J. David Donahue (the “Consultant”). This Agreement supersedes all prior written and/or verbal agreements which may exist between the parties regarding the subject matter herein.

In consideration of the mutual promises herein contained, the sufficiency of which is hereby acknowledged, GEO and Consultant, each intending to be legally bound, agree as follows:

1.	SCOPE OF SERVICES

Consultant shall provide consulting services for GEO with respect to contracted detention, correctional, residential reentry, electronic monitoring, transportation, and youth services.  Accordingly, Consultant shall provide one or more of the following services, as needed:

Operations & Business Development

•	Assist in the transition of Blake Davis into his new position as Senior Vice President, & President, GEO Secure Services;
•	Assist in identifying and/or promoting new contracted detention, correctional, residential reentry, transportation and youth services for GEO;
•	Meet with GEO staff, as requested, to discuss the design, financing, construction and/or operation of newly identified projects;
•	Provide any and all other related assistance requested by GEO to assist GEO in submitting proposals for new projects, consistent with the services outlined herein;
•	Meet with client representatives, in coordination with GEO, to discuss client objectives, changes in policies, GEO performance and GEO business interests;
•	Attend meetings with GEO staff as requested; and
•	Submit verbal and/or written reports as may be requested or directed by GEO, and all periodic reports or forms as prescribed by applicable state or federal requirements.
2.	TERM OF AGREEMENT

This Agreement shall commence on July 12, 2020 and shall continue through July 12, 2023, unless extended by mutual agreement in writing or terminated earlier by Consultant with not less than 30 days prior written notice.

3.	PAYMENT RATES AND BILLING

Consultant shall be compensated for Services, at the rate of $10,000 per month, with payment to be made after submittal of a billing statement at the end of each month. Consultant’s previously-awarded unvested performance shares shall remain active and shall continue to vest as scheduled so long as this Agreement remains active at the end of each performance period.

Consultant shall be reimbursed for all reasonable and necessary documented travel and business expenses incurred directly as a result of providing services under this Agreement. All air travel and lodging shall require the prior approval and authorization in order to qualify for reimbursement hereunder. GEO will provide Consultant with Prepaid Air Travel at not lower than Business Class Fare Rate, with travel dates, times and departure/arrival locations mutually agreed.

4.	RIGHTS AND DATA

Consultant agrees that all data, including drawings, designs, prints, photographs, specifications, test data tabulation, completed forms, reports, proposals, and all other information furnished by GEO to Consultant for use in connection with the performance of this Agreement or emanating from the work called for under this Agreement (herein called “GEO Data”) shall be and remain the sole property of GEO. GEO Data that qualifies as Confidential GEO Information (as defined below) provided to Consultant shall be governed by the obligations of confidentiality in Section 5, data security and privacy best practices, and restrictions against disclosure at least as restrictive as those contained in this Section and Section 5 of this Agreement. Consultant further agrees that all GEO Data not considered Confidential GEO Information shall be kept in confidence and not disclosed to third parties, excepting that certain data, as appropriate, may be disclosed to appropriate agencies/departments in connection with the performance of this Agreement. Consultant agrees that GEO Data shall not be used for any other purposes or disclosed to any other parties except with the prior written consent of GEO. At the conclusion of the work hereunder, Consultant shall deliver all GEO Data to GEO and shall be fully responsible for the care and protection of GEO Data until such delivery.

Consultant will, and will cause its employees and, or, agents to (i) wipe clean the device memory on all equipment and machines on which GEO Data is placed, at the time of disposal, sale or recycling, as applicable, and (ii) sanitize storage media, as well as temporary files and back up files on which GEO Data is stored, at the time Consultant's retention timeframe for archival or audit purposes expires, and shall certify such destruction to GEO in writing. Upon completion or termination of the Services to be furnished under this Agreement, Consultant shall return and, or, destroy all remaining GEO Data in accordance with Consultant's record retention and destruction policies.

5.	CONFIDENTIALITY

“Confidential GEO Information” means any GEO Data or information provided under this Agreement by GEO to Consultant that is commercially valuable, confidential, proprietary, or a trade secret. Confidential GEO Information, however, shall not include information that is or was, at the time of the disclosure: (a) generally known or available to the public; (b) received by Consultant from a third-party; (c) already in Consultant's possession prior to the date of receipt from Discloser; or (d) independently developed by Consultant. These exceptions apply in each case as long as the information was not delivered to or obtained by Consultant as a result of any breach of this Agreement, Law, or any contractual, ethical, or fiduciary obligation owed to GEO.

Consultant agrees (i) not to disclose Confidential GEO Information to any other person, firm, or entity without first obtaining GEO's express written consent, and (ii) that at all times it shall use the same standard of care to protect Confidential GEO Information as it uses to protect its own confidential information of a similar nature, but not less than a commercially reasonable standard of care. Consultant shall hold all Confidential GEO Information and all GEO Data in trust and confidence for GEO, and shall not use any GEO Data other than for the benefit of GEO.  If Consultant becomes subject to a court order for the release of Confidential GEO Information and/or GEO Data, or is otherwise legally compelled to release any information related to GEO, Consultant shall use its best efforts to provide GEO with as much advance notice as possible of the information' s prospective release, to the extent permitted by applicable Laws, to enable GEO to petition for protective concealment, or to oppose the disclosure, of the GEO Data and, or, Confidential GEO Information. Consultant further agrees that the unauthorized disclosure of Confidential GEO Information is a material breach of this Agreement that may result in irreparable harm to GEO. In those cases, payment of money damages is inadequate and difficult to ascertain. Consultant agrees, therefore, that GEO may, at its sole option, seek immediate injunctive relief in any court of competent jurisdiction enjoining any further such breach, and Consultant consents to the entry of judgment for injunctive relief.

6.	STATUS AND RESPONSIBILITY OF CONSULTANT; NATURE OF RELATIONSHIP

Consultant shall perform services for GEO as an independent contractor and not as an agent of GEO. It shall be the responsibility of Consultant to perform all services assigned hereunder in conformity and strict compliance with all applicable laws, rules and regulations of the United States and the several states, and any foreign country, including but not limited to compliance with the Foreign Corrupt Practices Act of the United States.  During the term of this Agreement and notwithstanding anything contained herein to the contrary regarding Consultant's duties as provided under this Agreement, the parties hereto agree that this Agreement does not in any way create the relationship of joint venture, partnership or principal and agent between GEO and Consultant. Unless expressly or specifically authorized in writing executed by both parties hereto, neither party shall act or attempt to act, or represent themselves, directly or by implication, as agent for the other or in any manner assume or create, or attempt assume or create, any obligation on behalf or in the name of the other party.

7.	CONFLICT OF INTEREST

During the term of this Agreement, Consultant shall not have any direct or indirect financial interest in any company, firm, corporation or other entity that competes with GEO in the provision of contracted detention, correctional, residential re-entry, transportation and/or youth services. For purposes of this Agreement, a ‘direct or indirect financial interest’ shall mean any interest which exceeds five percent (5%) of the value of such company, firm, corporation or other entity.

Consultant shall not engage in any activity, directly or indirectly, alone or in association with any other person, company, firm, corporation or entity, which competes with or assists another, to compete with GEO in the provision of contracted detention, correctional, residential re-entry, transportation and/or youth services for two years following the termination of this Agreement.

Consultant is prohibited, during the term of this Agreement and for two years following the termination of this Agreement, from accepting any compensation in any form whatsoever from any contractor, subcontractor, consultant, or other person, company, firm, corporation or other entity participating with GEO in a design-build and/or operational project which arises during the term of this Agreement.

Consultant acknowledges that the breach of the provisions of this Section by Consultant will cause GEO to suffer significant competitive and economic damages and that any such breach will entitle GEO to seek legal damages and/or equitable relief in an appropriate court of law.

8.	ENTIRE AGREEMENT

This instrument contains the entire Agreement between the parties hereto with respect to the transactions contemplated herein and may not be modified or amended except by the mutual written agreement of the parties.

9.	CONSTRUCTION

This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

10.	REPRESENTATION

Consultant represents that the relationship, services, and compensation set forth in this Agreement are lawful and in strict accordance with all applicable laws and regulations of regulations of the jurisdiction identified in Section 1, and acknowledges that GEO has relied upon Consultant's representation to such effect in entering into this Agreement. In the event any part or all of the terms and conditions of this Agreement are deemed to be contrary to such applicable laws or regulations of the identified jurisdiction, the parties hereto agree that such part or all of this Agreement shall be deemed null and void, and no services or compensation shall be due with respect to same.

11.	ASSIGNMENT

Neither party hereto may assign its rights, duties and obligations hereunder without written consent of the other party, which consent shall not be unreasonably withheld.

12.	COUNTERPARTS

This agreement may be executed in two or more counterparts, each of which shall be considered one and the same instrument.

IN WITNESS WHEREOF, the undersigned authorized parties affix their signatures effective the date first written above.

CONSULTANT

/s/ J. David Donahue
J. David Donahuess

THE GEO GROUP, INC.

/s/ George C. Zoley
George C. Zoley
Chairman CEO